Exhibit 99.1

Press Release

American Superconductor Appoints Terry Winter to Post of

Chief Operating Officer

WESTBOROUGH, Mass., July 28, 2005 — American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today announced that Terry Winter, currently executive vice president of Advanced Grid Solutions, has been appointed by the Board of Directors to the position of chief operating officer, effective immediately. In his newly appointed position, Mr. Winter will have primary responsibility for overseeing the day-to-day management of the Company’s AMSC Wires, SuperMachines and Power Electronic Systems business units; general managers for each of these units will report to him.

Mr. Winter joined the company in 2004 in the newly created position of Executive Vice President, Advanced Grid Solutions, to help accelerate the adoption of advanced reactive power compensation solutions in transmission grids. AMSC’s Advanced Grid Solutions team provides a common interface for electric utilities and transmission grid operators with the Company’s current and future grid solutions.

“We are fortunate to have someone of Terry Winter’s caliber and stature in the position of chief operating officer, particularly as the new Energy Bill becomes reality,” said Greg Yurek, president and chief executive officer of AMSC. “Terry will help ensure that our operations continue to move forward smoothly and effectively as we deliver on all of our key business objectives.”

Mr. Winter was most recently president and CEO of the California Independent System Operator (ISO), a position he assumed in 1999. The California ISO operates that state’s wholesale power grid, and is responsible for a transmission superhighway connecting energy suppliers extending from Mexico to British Columbia for utilities serving more than 30 million Californians. Mr. Winter also served as California ISO’s chief operating officer from 1997 to 1999. He oversaw operations and the integration of the transmission systems of Southern California Edison, Pacific Gas & Electric, and San Diego Gas & Electric when the California ISO assumed control of the state’s open market transmission grid in 1998.

Mr. Winter is a member of the board of Trans-Elect, North America’s first independent transmission company, and the Consortium for Electric Reliability Technology Solutions (CERTS) and was a member of the North American Electric Reliability Council analysis team that reviewed the August 16th 2003 blackout, and provided technical recommendations for transmission grid and operating procedure improvements.

Previously, he was the Division Manager of San Diego Gas & Electric’s power operations. His 21-year career with SDG&E focused on power operations, transmission engineering and project management. Leading up to his tenure with SDG&E he worked in electrical transmission and distribution engineering for Arizona’s Salt River Project for 10 years.

Terry Winter Appointed to Chief Operating Officer at American Superconductor

“I joined American Superconductor in 2004 to be part of a group of innovative, bright people, who I believed had developed terrific solutions for the nation’s increasing grid reliability problems,” said Mr. Winter. “Now that I have seen the products and company on a first-hand basis, I am more convinced than ever that they have the ‘right stuff’, not just for electricity transmission and distribution, but also for a host of other product applications such as transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. I am looking forward to helping deliver this important technology to market.”

About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world- leading supplier of dynamic reactive power grid stabilization products. AMSC’s HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

# # # #

American Superconductor and design, AMSC, POWERED BY AMSC, and Revolutionizing the Way the World Uses Electricity are trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date this press release is issued.

Contact Information

Media	Wanda Whitson American Superconductor	508-621-4454 wwhitson@amsuper.com

Investors	Kevin Bisson American Superconductor	508-621-4220 investor@amsuper.com